Exhibit 99

[LOGO OMITTED]

                    SOUTHWEST BANCORP, INC. REPORTS EARNINGS

CONTACT:       RICK GREEN, PRESIDENT & C.E.O.
               KERBY E. CROWELL, EXECUTIVE VICE PRESIDENT & C.F.O.
TELEPHONE:     (405) 372-2230
RELEASE DATE:  FEBRUARY 2, 2004

         February 2, 2004, Stillwater, Oklahoma . . . . Southwest Bancorp, Inc.
(Nasdaq National Market--OKSB, OKSBO), the Oklahoma-based parent company of the Stillwater National Bank and Trust Company ("Stillwater National") and SNB Bank of Wichita ("SNB Wichita"), today reported net income for the year 2003, of $14.9 million, an 11% increase from 2002. Diluted earnings per share were $1.22 compared to $1.11 per share for the 2002 period, up 10%. Net income for the fourth quarter of 2003 was $3.9 million, or $0.32 per diluted share, compared to $3.5 million, or $0.29 per diluted share, for the fourth quarter of 2002.

2003 RESULTS AND FOCUS

o        Total assets of $1.6 billion; a 17% increase from year-end 2002.

o        Portfolio loans of $1.3 billion; a 19% increase from year-end 2002.

o        Book value per share of $9.20; a 10% increase from year-end 2002.


                                            YEAR-TO-DATE                                FOURTH QUARTER
                                            ------------------------------              ----------------------------

o        Net Income:                        $14.9 million; an 11% increase              $3.9 million; a 12% increase

o        Diluted earnings per share:        $1.22; a 10% increase                       $0.32; a 10% increase

o        Dividends per share:               $0.25; a 14% increase                       $0.06; the same as for 2002

o        Return on average equity:          14.59%                                      14.69%

o        GAAP-based efficiency ratio:       54.95%                                      56.57%


STRATEGIC PERSPECTIVE

         "Southwest Bancorp, Inc. ("Southwest") maintains an intense focus on specific performance goals designed to increase shareholder value. These goals include annual growth in diluted earnings per share and assets of 10% and geographic market share growth and expansion," said Rick Green, President and Chief Executive Officer. "Southwest's earnings growth is primarily the result of substantial loan growth, increases in net interest and noninterest income, and improved efficiency. We are continuing to focus on increasing net interest income by prudent loan growth coupled with careful management of interest margins and funding."

         "In 2003, Southwest achieved net income of $14.9 million and increased diluted earnings per share by 10% over the same period last year. We acted aggressively to resolve problem credits during the fourth quarter, reducing nonperforming loans by 17% from $19.2 million at the end of the third quarter to $15.9 million at year-end."

         "During 2002, Southwest made strategic moves into two important markets
- a branch in Dallas, Texas and a loan production office in Wichita, Kansas, both of which operated as divisions of Stillwater National Bank and Trust Company. In November 2003, the Wichita loan production office was replaced by a new Southwest subsidiary, SNB Bank of Wichita. The Dallas and Wichita offices are capitalizing on our strengths in serving medical, professional and small business customers. We are pleased with our continuing significant loan growth in both markets. Our experience there demonstrates our ability to select new markets and to successfully implement our business plan in them."

         "We continue to market and find acceptance for our "Business Mail Processing" and "Document Imaging" services, especially in our metropolitan markets. These products are contributing to our success in gaining noninterest-bearing demand deposits and should continue to help differentiate Southwest from other financial services companies."

         "In the second quarter of 2003, Southwest issued $20.0 million in trust preferred securities through a newly formed subsidiary trust, OKSB Statutory Trust I, in a private placement of pooled trust preferred securities. The majority of the proceeds of the private placement were contributed to Stillwater National; $6.0 million of the remaining proceeds were contributed to SNB Bank of Wichita upon organization. On October 14, 2003, Southwest issued an additional $25.0 million of 30-year variable rate trust preferred securities in a private placement through another subsidiary trust, SBI Capital Trust II. Proceeds from the October issuance are expected to be used to retire the $25.0 million in 9.30% fixed rate trust preferred securities issued in 1997, which became subject to redemption by Southwest in the third quarter of 2002. Although the redemption would result in a charge to expense of approximately $650,000, net of tax benefit, upon retirement, management estimates that the redemption would have a net positive effect on net income within twelve months from redemption and thereafter. Whether or not Southwest redeems the 1997 trust preferred securities during

2004 depends upon a number of factors, including the currently unsettled regulatory capital rules relating to trust preferred securities as a result of recent changes in accounting standards. Due to these recent changes in accounting standards, the Trust Preferred Securities are not carried on Southwest's consolidated financial statements. Instead, Southwest's financial statements reflect the Subordinated Debentures issued by Southwest to the subsidiary trusts which provided the funding for the Trust Preferred Securities."

         "At year-end 2003, Southwest had total assets of $1.6 billion, loans of $1.3 billion, and deposits of $1.2 billion. At that date, the allowance for loan losses was $15.8 million, or 1.21% of total loans, compared to $11.9 million, or 1.08% of total loans, at year-end 2002. At the end of 2003, regulatory capital ratios for Southwest, Stillwater National, and SNB Wichita exceeded regulatory requirements for a well-capitalized institution."

ADDITIONAL FINANCIAL INFORMATION

         Net income for 2003 was $14.9 million, up $1.5 million, or 11%, from 2002. Diluted earnings per share for 2003 were $1.22, up 10% from 2002.

         Net interest income increased 21% from 2002. Non-interest income for 2003 represented 21% of total revenues.

         The provision for loan losses of $8.5 million increased $3.1 million, or 57%, over 2002. Noninterest expense of $38.4 million increased $5.1 million, or 15%, primarily as a result of increases in compensation, general and administrative, and occupancy expenses.

         Net income for the fourth quarter of 2003 was $3.9 million, a $434,000, or 12%, increase from the fourth quarter of 2002. Diluted earnings per share of $0.32 for the fourth quarter of 2003 increased 10% from the fourth quarter of 2002.

         Net interest income increased 26% from the fourth quarter of last year. Non-interest income for the quarter represented 20% of total revenues.

         The provision for loan losses of $2.1 million increased $726,000, or 54%, over the 2002 fourth quarter. Noninterest expense of $10.4 million increased $1.4 million, or 15%, primarily as a result of increases in compensation, general and administrative, and occupancy expenses. The efficiency ratio of 56.57% represented an improvement of 189 basis points from the fourth quarter of 2002. Southwest's efficiency ratio is based directly on financial statement amounts.

FINANCIAL CONDITION

         At December 31, 2003, total assets were $1.6 billion, a $230.2 million increase from the end of 2002. Total portfolio loans (loans other than those held for sale) at year-end 2003 were $1.3 billion, up $211.5 million, or 19%, from year-end 2002, primarily as a result of growth in commercial and construction lending, as well as government-guaranteed student loans.

ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING LOANS

         Nonaccrual loans totaled $14.5 million at December 31, 2003, compared to $17.0 million at September 30, 2003. This $2.5 million reduction is primarily the result of several large problem credits classified as nonaccrual at September 30, 2003, that were resolved during the fourth quarter of 2003; $1.4 million in nonaccrual loans were returned to accrual status and $1.7 in nonaccrual loans were transferred to Other Real Estate. Total nonperforming loans of $15.9 million increased $3.0 million, or 23%, from year-end 2002, and represented 1.22% of loans, compared to 1.17% of loans at year-end 2002 and 1.50% of loans at September 30, 2003. At December 31, 2003, $2.7 million, or 17%, of loans classified as nonperforming were guaranteed by United States agencies or U.S. government sponsored entities.

         Mr. Green said, "Much of our business is commercial lending. As a result, weakness in one or a few large credits can have a significant impact on our nonperforming loan totals. Through the years, however, we have demonstrated the ability to resolve problem commercial loans."

         The allowance for loan losses of $15.8 million increased $4.0 million, or 33%, from year-end 2002, due primarily to the $207.7 million growth in loans that occurred during the year. Management believes the amount of the allowance is appropriate, given its systematic methodology for calculating the allowance. That methodology is designed to estimate inherent losses on total loans in the portfolio, including inherent losses on nonperforming loans.

SECURITIES

         Southwest's common stock is traded on the Nasdaq National Market under the symbol OKSB. Trust preferred securities of Southwest's subsidiary, SBI Capital Trust, trade on the Nasdaq National market under the symbol OKSBO. Market makers for Southwest's common stock include Stifel Nicolaus & Co., Goldman Sachs & Co., Keefe Bruyette & Woods Inc., Merrill Lynch, RBC Dain Rauscher, Inc., Schwab Capital Markets, Morgan Stanley & Company, Sandler O'Neill & Partners and FTN Financial Securities Corp.

SOUTHWEST BANCORP AND SUBSIDIARIES

         Southwest is the financial holding company for Stillwater National Bank and Trust Company, SNB Bank of Wichita, Business Consulting Group, Inc., and Healthcare Strategic Support, Inc. Southwest is an independent company, not controlled by other organizations or individuals. Southwest pursues an established strategy of independent operation for the benefit of all of its shareholders.

         A substantial portion of Southwest's current business and focus for the future are services for local businesses, their primary employees, and other managers and professionals. Southwest seeks to be the premier financial services company for its selected markets. Information regarding Southwest can be retrieved via the Internet, at www.oksb.com. Southwest, Stillwater National, and SNB Wichita offer commercial and consumer lending, deposit, and investment services, and specialized cash management, consulting and other financial services from offices in Stillwater, Tulsa, Oklahoma City, and Chickasha, Oklahoma, Wichita, Kansas and metropolitan Dallas, Texas; loan production offices on the campuses of the University of Oklahoma Health Sciences Center and Oklahoma State University-Tulsa; a marketing presence in the Student Union at Oklahoma State University-Stillwater; and on the Internet. Information regarding products and services of Stillwater National and SNB Wichita, including SNB DirectBanker(R), Southwest's online banking product, can be retrieved via the Internet, at www.oksb.com. The Stillwater National and SNB Wichita web sites and online banking technology are frequently updated in response to the changing needs of the large base of Internet banking customers.

EXPECTED ONE-TIME 2004 EXPENSE

         Southwest expects to record a one-time charge relating to executive retirement in the first quarter of 2004 of approximately $300,000 after related tax benefits.

FORWARD-LOOKING STATEMENTS

         This Press Release includes forward-looking statements, such as: statements of Southwest's goals, intentions, and expectations; estimates of risks and of future costs and benefits; assessments of the amount and timing of problem loan payoffs and loan losses; and statements of Southwest's ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon: future interest rates and other economic conditions; future laws and regulations; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, Southwest's past growth and performance do not necessarily indicate its future results.

SOUTHWEST BANCORP, INC.
 UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
 (Dollars in thousands, except per share data)

                                                                                   DECEMBER 31,   DECEMBER 31,
                                                                                       2003           2002
                                                                                   ------------   ------------
ASSETS:
Cash and cash equivalents                                                          $    33,981    $    34,847
Investment securities:
          Held to maturity, fair value $16,144 (2003) and $32,000 (2002)                15,916         31,154
          Available for sale, amortized cost $176,470 (2003) and $145,141 (2002)       177,074        148,476
          Federal Reserve Bank and Federal Home Loan Bank Stock, at cost                11,276          9,059
Loans held for sale                                                                      6,876         10,638
Loans receivable, net of allowance for loan losses
          of $15,848 (2003) and $11,888 (2002)                                       1,286,112      1,078,586
Accrued interest receivable                                                             11,321          9,283
Premises and equipment, net                                                             19,818         20,202
Other assets                                                                            18,351          8,309
                                                                                   -----------    -----------
                          Total assets                                             $ 1,580,725    $ 1,350,554
                                                                                   ===========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
          Noninterest-bearing demand                                               $   167,332    $   135,945
          Interest-bearing demand                                                       53,955         50,162
          Money market accounts                                                        376,016        258,712
          Savings accounts                                                               6,903          5,700
          Time deposits of $100,000 or more                                            358,130        309,205
          Other time deposits                                                          241,789        262,033
                                                                                   -----------    -----------
                  Total deposits                                                     1,204,125      1,021,757
Accrued interest payable                                                                 3,375          4,498
Income tax payable                                                                       2,850             --
Other liabilities                                                                        4,410          2,858
Other borrowings                                                                       183,850        199,282
Subordinated Debentures                                                                 72,180         25,787
                                                                                   -----------    -----------
                          Total liabilities                                          1,470,790      1,254,182
Shareholders' equity:
          Common stock - $1 par value; 20,000,000 shares authorized;
                  12,243,042 shares issued and outstanding                              12,243         12,243
          Capital surplus                                                                6,997          6,196
          Retained earnings                                                             92,657         80,724
          Accumulated other comprehensive income                                           360          2,201
          Treasury stock, at cost; 287,410 (2003) and 696,284 (2002) shares             (2,322)        (4,992)
                                                                                   -----------    -----------
                          Total shareholders' equity                                   109,935         96,372
                                                                                   -----------    -----------
                          Total liabilities & shareholders' equity                 $ 1,580,725    $ 1,350,554
                                                                                   ===========    ===========

SOUTHWEST BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)

                                                                     For the three months                For the twelve months
                                                                      ended December 31,                  ended December 31,
                                                                      2003            2002              2003               2002
                                                                    --------        --------          --------           -------
 Interest income:
      Interest and fees on loans                                     $19,844         $16,770           $76,115           $65,503
      Investment securities                                            1,944           2,249             7,954            10,948
      Other interest-bearing assets                                        3               4                10                44
                                                                    --------        --------           -------           -------
         Total interest income                                        21,791          19,023            84,079            76,495

 Interest expense:
      Interest-bearing deposits                                        4,893           5,585            20,645            23,451
      Other borrowings                                                 1,165           1,193             4,887             4,829
      Subordinated Debentures                                          1,049             599             3,079             2,398
                                                                    --------        --------           -------           -------
         Total interest expense                                        7,107           7,377            28,611            30,678
                                                                    --------        --------           -------           -------

 Net interest income                                                  14,684          11,646            55,468            45,817

 Provision for loan losses                                             2,074           1,348             8,522             5,443

 Other income:
      Service charges and fees                                         2,375           2,335             9,293             8,216
      Gain on sales of loans receivable                                  954           1,044             4,111             3,170
      Gain on sales of investment securities                               0              97                28               328
      Other noninterest income                                           300             226             1,068             1,004
                                                                    --------        --------           -------           -------
         Total other income                                            3,629           3,702            14,500            12,718

 Other expenses:
      Salaries and employee benefits                                   5,359           4,577            19,792            17,168
      Occupancy                                                        2,169           1,890             8,107             7,119
      FDIC and other insurance                                            94              74               340               286
      Other real estate                                                   47              21               215                 2
      General and administrative                                       2,691           2,411             9,994             8,744
                                                                    --------        --------           -------           -------
         Total other expenses                                         10,360           8,973            38,448            33,319
                                                                    --------        --------           -------           -------
 Income before taxes                                                   5,879           5,027            22,998            19,773
      Taxes on income                                                  1,956           1,538             8,106             6,354
                                                                    --------        --------           -------           -------
 Net income                                                           $3,923          $3,489           $14,892           $13,419
                                                                    =========       ========           =======           =======

SOUTHWEST BANCORP, INC.
AVERAGE BALANCES, YIELDS AND RATES
(Dollars in thousands)

                                                               For the three months ended           For the twelve months ended
                                                                     December 31, 2003                   December 31, 2002
                                                         ------------------------------------  ------------------------------------
                                                                      Interest                                Interest
                                                         Average       Income/      Average     Average        Income/     Average
                                                         Balance       Expense     Yield/Rate   Balance        Expense   Yield/Rate
                                                        -------------------------------------  ------------------------------------
ASSETS:
           Loans receivable                             $1,318,552     $19,844        5.97%    $1,269,216      $76,115      6.00%
           Investment securities                           199,743       1,944        3.86        191,276        7,954      4.16
           Other interest-earning assets                     1,302           3        0.91          1,092           10      0.92
                                                        ----------     --------       ----     ----------      -------      ----
              Total interest-earning assets              1,519,597      21,791        5.69      1,461,584       84,079      5.75
           Noninterest-earning assets                       48,342                                 50,155
                                                        ----------                             ----------
              Total assets                              $1,567,939                             $1,511,739
                                                        ==========                             ==========

LIABILITIES AND SHAREHOLDERS' EQUITY:
      Interest-bearing demand                             $ 54,487     $    73        0.53%      $ 56,011      $   355      0.63%
      Money market accounts                                399,590       1,367        1.36        336,274        5,237      1.56
      Savings accounts                                       7,146           5        0.28          6,608           17      0.26
      Time deposits                                        584,108       3,448        2.34        622,422       15,036      2.42
                                                        ----------     -------        ----     ----------      -------      ----
         Total interest-bearing deposits                 1,045,331       4,893        1.93      1,021,315       20,645      2.10
      Other borrowings                                     186,131       1,165        2.48        200,473        4,887      2.44
      Subordinated Debentures                               68,538       1,049        6.12         42,042        3,079      7.32
                                                        ----------     -------        ----     ----------      -------      ----
         Total interest-bearing liabilities              1,300,000       7,107        2.17      1,263,830       28,611      2.26
                                                                       --------       ----                     -------      ----
      Noninterest-bearing demand                           152,952                                139,061
      Other noninterest-bearing liabilities                  9,068                                  6,802
      Shareholders' equity                                 105,919                                102,046
                                                        ----------                             ----------
         Total liabilities and shareholders' equity     $1,567,939                             $1,511,739
                                                        ==========                             ==========

      Net interest income                                              $14,684                                 $55,468
                                                                       ========                                =======
      Interest rate spread                                                            3.52%                                 3.49%
                                                                                      ====                                  ====
      Net interest margin (1)                                                         3.83%                                 3.80%
                                                                                      ====                                  ====
      Ratio of average interest-earning assets
         to average interest-bearing liabilities            116.89%                                115.65%
                                                         =========                             ==========

      Net interest income and margin
         (tax-equivalent basis) (2)                                    $14,784        3.86%                    $55,983      3.83%
                                                                       ========       ====                     =======      ====

(1) The net interest margin is equal to annualized net interest income divided by average interest-earning assets.

(2) In order to make pretax income and resultant yields on tax-exempt investments and loans comparable to those on taxable investments and loans, a tax equivalent adjustment is made equally to interest income and income tax expense with no effect on after tax income.
        The tax equivalent adjustment has been computed using a federal income tax rate of 35%.

SOUTHWEST BANCORP, INC.
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)                      For the three months                For the twelve months
                                                                    ended December 31,                  ended December 31,
                                                                  2003              2002            2003                2002
-------------------------------------------------------------------------------------------------------------------------------
 PER COMMON SHARE DATA:
-------------------------------------------------------------------------------------------------------------------------------
           Basic Earnings                                           $ 0.33            $ 0.30         $ 1.26              $ 1.17
           Diluted Earnings                                           0.32              0.29           1.22                1.11
           Dividends declared                                         0.06              0.06           0.25                0.22
           Book value (at period end)                                 9.20              8.35           9.20                8.35

-------------------------------------------------------------------------------------------------------------------------------
 WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
-------------------------------------------------------------------------------------------------------------------------------
           Basic                                                11,905,084        11,540,294     11,798,810          11,490,166
           Diluted                                              12,329,963        12,094,604     12,159,620          12,052,118

-------------------------------------------------------------------------------------------------------------------------------
 KEY RATIOS:
-------------------------------------------------------------------------------------------------------------------------------
           Return on average assets                                   0.99%             1.05%          0.99%               1.05%
           Return on average total shareholders' equity              14.69%            14.71%         14.59%              14.94%
           Efficiency ratio                                          56.57%            58.46%         54.95%              56.92%

-------------------------------------------------------------------------------------------------------------------------------
 CAPITAL RATIOS AS OF PERIOD END:
-------------------------------------------------------------------------------------------------------------------------------
           Leverage ratio                                                                              9.32%               8.99%
           Tier I capital ratio                                                                       11.13%              10.38%
           Total capital ratio                                                                        14.90%              11.42%
           Tier I capital                                                                        $  145,906          $  118,955
           Total capital                                                                            195,254             130,843
           Total risk adjusted assets                                                             1,310,355           1,145,655

-------------------------------------------------------------------------------------------------------------------------------
 LOAN COMPOSITION AS OF PERIOD END:
-------------------------------------------------------------------------------------------------------------------------------
           Real estate mortgage:
                  Commercial                                                                     $  402,596          $  374,999
                  One-to-four family residential                                                     83,250             102,423
           Real estate construction                                                                 230,292             130,001
           Commercial                                                                               355,965             348,879
           Installment and consumer:
                  Government-guaranteed student loans                                               211,546             119,064
                  Other                                                                              25,187              25,746
                                                                                                 ----------          ----------
                         Total loans, including loans held                                       $1,308,836          $1,101,112
                         for sale
           Less:  Allowance for loan losses                                                         (15,848)            (11,888)
                                                                                                 ----------          ----------
                          Total loans, net                                                       $1,292,988          $1,089,224
                                                                                                 ==========          ==========

 SOUTHWEST BANCORP, INC.
 UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS (CONTINUED)

 (Dollars in thousands, except per share data)                                         For the twelve months
                                                                                         ended December 31,
                                                                                          2003        2002
------------------------------------------------------------------------------------------------------------
 ASSET QUALITY AS OF PERIOD END:
------------------------------------------------------------------------------------------------------------
           Nonaccrual loans (1)                                                         $ 14,530    $ 11,455
           Restructured loans                                                                 --          --
           90 day past due and accruing (2)                                                1,384       1,452
                                                                                        --------    --------
                  Total nonperforming loans (3)                                         $ 15,914    $ 12,907
                                                                                        ========    ========
           Other real estate owned                                                      $  1,699    $    747
           Allowance for loan losses as a percentage of total loans                         1.21%       1.08%
           Allowance for loan losses as a percentage of nonperforming loans                99.59%      92.11%
           Nonperforming loans as a percentage of total loans                               1.22%       1.17%
           Nonperforming assets as a percentage of total loans and other real estate        1.34%       1.24%

           Total charge-offs                                                            $  5,077    $  5,396
           Total recoveries                                                                  515         349
                                                                                        --------    --------
                  Net charge-offs                                                       $  4,562    $  5,047
                                                                                        ========    ========
           Net charge-offs as a percentage of average loans                                 0.36%       0.50%

------------------------------------------------------------------------------------------------------------
 OTHER MISCELLANEOUS INFORMATION AS OF PERIOD END:
------------------------------------------------------------------------------------------------------------
           Goodwill                                                                     $    194    $    194
           Mortgage Servicing Rights                                                       1,128         865
           Non-mortgage Servicing Rights                                                      90         112
                                                                                        --------    --------
                  Total Intangible Assets                                               $  1,412    $  1,171
                                                                                        ========    ========

           1-4 family mortgage loans serviced for others                                $124,366    $107,733
           Intangible amortization expense                                                   398         202

           FTE employees (at period end)                                                     345         324
           Number of ATMs                                                                    294         347
           Number of branches                                                                  9           7


(1) The government-guaranteed portion of loans included in these totals were $2.6 million (2003) and $970,000 (2002).
(2) The government-guaranteed portion of loans included in these totals were $0 (2003) and $119,000 (2002).
(3) The government-guaranteed portion of loans included in these totals were $2.6 million (2003) and $1.1 million (2002).